Exhibit 10.25
FORM OF
EMDEON INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
          THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this                      day of                     , 20                     (the “Grant Date”), by and between Emdeon Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and                      (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Emdeon Inc. 2009 Equity Incentive Plan, as amended (the “Plan”).
          WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the Class A common stock, par value $0.00001 per share, of the Company (the “Shares”); and
          WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan;
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Grant of Option. The Company grants as of the date of this Agreement the right and option (the “Option”) to purchase                      Shares, in whole or in part (the “Option Stock”), at an exercise price of                                          and No/100 Dollars ($                    ) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. The Option shall be a non-qualified stock option. The Optionee, holder or beneficiary of the Option shall not have any of the rights of a stockholder with respect to the Option Stock until such person has become a holder of such Shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.
          2. Exercise of Option.
               (a) Except as otherwise provided herein, this Option shall become vested and exercisable on each of the first [                    ] anniversaries of the Grant Date with respect to [                     percent (                    %)] of the Option Stock if and only if Optionee has been continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through and including such date.
               (b) Notwithstanding the foregoing provisions of this Section 2, if (i) there is a Change in Control and (ii) the Committee chooses to not accelerate the vesting of the Optionee’s otherwise unvested Options, all of the unvested Options then held by the Optionee shall become fully vested upon the earlier of:
               (i) the Optionee’s termination of employment with the Company, but only if such termination results from (y) the decision by the Company to terminate the Optionee’s employment other than for Cause or (z) the decision by the Optionee to terminate employment with the Company for Good Reason, or

               (ii) 365 days following such Change in Control, but only if the Optionee then remains in employment with the Company.
All references to the Company in this Section 2 shall include any Affiliate and any legal successor to the Company and its Affiliates.
               (c) [The Option and all Shares acquired hereunder shall be subject, to the extent applicable, to the terms of that certain Stockholders Agreement, dated on or about the date of the initial public offering of the Company’s Shares among the Company, the Optionee and the other stockholders party thereto from time to time, as the same may be amended from time to time, so long as the Optionee is a party thereto, and shall further be subject to such restrictions on transfer as may be imposed pursuant to any stock retention or similar Company policy to which the Optionee is subject from time to time.]
          3. Manner of Exercise.
               (a) The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”) and cash equal to the required withholding taxes as set forth by Internal Revenue Service and applicable State tax guidelines for the employer’s minimum statutory withholding. The Option Payment shall be made in cash or cash equivalents or in whole Shares valued at the Shares’ Fair Market Value on the date of exercise (or next succeeding trading date if the date of exercise is not a trading date) or the actual sales price of such Shares, together with any applicable withholding taxes, or by a combination of such cash (or cash equivalents) and Shares. Subject to applicable securities laws, the Optionee may also exercise the Option by delivering a notice of exercise of the Option and (i) by simultaneously selling the Shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Payment, together with any applicable withholding taxes, or (ii) by requesting the Company to withhold Shares otherwise deliverable to the Optionee pursuant to the Option having a Fair Market Value at the time of exercise equal to the total Option Price plus the amount of any applicable withholding taxes.
               (b) The Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under this Option, or from any compensation or other amount owing to Optionee, the amount (in cash, Shares, or other property) of any applicable withholding or other tax-related obligations in respect of this Option, its exercise or any other transaction involving this Option as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
          4. Termination of Option. The Option will expire ten (10) years from the date of grant of the Option (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:

               (a) Termination by Death. If the Optionee’s employment by the Company terminates by reason of death, this Option may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year from the date of death or until the expiration of the Term of the Option, whichever period is the shorter.
               (b) Termination by Reason of Disability. If the Optionee’s employment by the Company terminates by reason of Disability, this Option may thereafter be exercised by the Optionee or personal representative or guardian of the Optionee, as applicable, for a period of one (1) year from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
               (c) Termination by Retirement. If Optionee’s employment by the Company terminates by reason of Retirement, this Option may thereafter be exercised by the Optionee for a period of one (1) year from the date of such termination of employment or until the expiration of the Term of the Option, whichever period is the shorter.
               (d) Termination for Cause. If the Optionee’s employment by the Company is terminated for Cause, this Option shall terminate immediately and become void and of no effect.
               (e) Other Termination. If the Optionee’s employment by the Company is terminated for any reason other than for Cause, death, Disability or Retirement, this Option may be exercised, to the extent the Option was exercisable at the time of such termination, by the Optionee for a period of three (3) months from the date of such termination of employment or the expiration of the Term of the Option, whichever period is the shorter.
          5. No Right to Continued Employment. The grant of the Option shall not be construed as giving Optionee the right to be retained in the employ of the Company, and the Company may at any time dismiss Optionee from employment, free from any liability or any claim under the Plan.
          6. Adjustment to Option Stock. The Committee shall make adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
          7. Amendments to Option. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Optionee or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Optionee, holder or beneficiary affected.
          8. Limited Transferability. During the Optionee’s lifetime, this Option can be exercised only by the Optionee, except as otherwise provided in Section 4(a) above or in this Section 8. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Optionee other than (i) to a Permitted Transferee or (ii) by will or the laws of descent and distribution, under the conditions set forth in Section 15.1 of the Plan. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.
          9. Reservation of Shares. At all times during the term of this Option, the Company shall use its best efforts to reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Agreement.
          10. Plan Governs. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
          11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
          12. Notices. All notices required to be given under this Option shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Emdeon Inc.
3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214
Attn: Corporate Secretary

To the Optionee:	The address then maintained with respect to the Optionee in the Company’s records.
          13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
          14. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.
          15. Successors in Interest. This Agreement shall insure to the benefit of and be binding upon any successor to the Company. This Agreement shall insure to the benefit of the Optionee’s legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrator, successors and assignees.
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          IN WITNESS WHEREOF, the parties have caused this Non-Qualified Stock Option Agreement to be duly executed effective as of the day and year first above written.

EMDEON INC.

By:

Name:

Title:

GRANTEE:

Name:

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